Exhibit 99.1

Tredegar Corporation

Outside Director Stock Ownership Guidelines

I.

Purpose: Tredegar Corporation’s Outside Director Stock Ownership Guidelines (the “Guidelines”) are intended to promote sound corporate governance by strengthening the alignment of outside director interests with shareholder long-term interests.

II.	Participation: The Guidelines apply to outside (non-employee) directors of the Board (“Outside Directors”).

III.

Determination of Guidelines: The Guidelines require ownership of shares of Common Stock of Tredegar Corporation having a value equal to or greater than three (3) times the annual cash retainer in effect for Outside Directors of the Board, excluding any special retainers for a non-executive Board Chairman, Committee Chairman, etc.

The number of shares of Common Stock of Tredegar Corporation that must be held is determined annually as of the annual shareholders meeting by multiplying the annual cash retainer rate to be in effect for the subsequent year by three (3) and dividing the result by the average closing price of Tredegar stock during the immediately preceding three (3) months.

IV.

Timing: Fifty-percent of the target ownership guidelines must be achieved within three (3) years and full compliance with the target ownership guidelines must be achieved within six (6) years. For current Outside Directors, the foregoing time periods will commence as of the date of the 2006 Annual Meeting of Shareholders. For new Outside Directors, the foregoing time periods will commence on the first day following the annual shareholders meeting at which the Outside Director was elected.

V.

Eligible Shares: Stock that may be considered in determining compliance with the Guidelines includes:

  Shares owned outright by the Outside Director and his or her immediate family members residing in the same household;
  Restricted stock (vested and non-vested) held by the Outside Director, including any stock acquired upon the reinvestment of dividends on vested or unvested restricted shares;
  Shares acquired and held upon stock option exercises; and
  Shares held in trust for the benefit of the Outside Director.

VI.

Penalty: An Outside Director’s failure to abide by these Guidelines may result in adverse consequence to the Outside Director, including but not limited to the reduction of subsequent equity incentive awards or removal from participation in the Tredegar’s Directors’ Stock Plan.

VII.

Exceptions/Hardship: There may be instances in which compliance with the Guidelines would place a severe hardship on an Outside Director, prevent an Outside Director from complying with a court order (such as in the case of a divorce settlement) or be impracticable due to operation of the U.S. securities laws. In these instances, the Nominating and Governance Committee may approve an exception to or extension of the ownership guidelines.

VIII.

Administration: The Guidelines are administered and interpreted by the Corporate Secretary of Tredegar Corporation. The Corporate Secretary will annually distribute to each Outside Director an attestation form stating the target ownership guideline for such Outside Director, and each Outside Director to whom this policy applies shall sign and return to the Corporate Secretary such attestation form, indicating the total number of shares owned (per Section V) and whether or not he/she is in compliance with the Guidelines. The Corporate Secretary will report annually to the Nominating and Governance Committee regarding compliance with these Guidelines.

IX.	Effective Date: These Guidelines shall be effective as of March 1, 2006.

(As approved by the Board of Directors on March 1, 2006)